Exhibit 99.1

Michael Kors Holdings Limited Announces First Quarter Fiscal 2015 Results

First Quarter Total Revenue Increased 43.4%; Comparable Store Sales Increased 24.2%

First Quarter Reported Diluted EPS Increased 49.2% to $0.91

Hong Kong — August 4, 2014 — Michael Kors Holdings Limited (NYSE:KORS) (the “Company”), a global luxury lifestyle brand, today announced its financial results for the first quarter ended June 28, 2014.

John D. Idol, the Company’s Chairman and Chief Executive Officer, said, “Our Fiscal 2015 first quarter earnings results demonstrate the strong momentum in our brand across North America, Europe and Asia. Our success in establishing Michael Kors as a global luxury lifestyle brand is grounded in Michael’s vision for design and the aspirational jet-set luxury experience we offer our customers. Our unique position within the global luxury market combined with our compelling diversified product assortment provides tremendous growth opportunity across the North American and International markets. As we look ahead, we will continue to make strategic investments in our business that will support our long term growth objectives and drive value for our shareholders.”

For the first quarter ended June 28, 2014:

•	Total revenue increased 43.4% to $919.2 million from $640.9 million in the first quarter of fiscal 2014.

•	Retail net sales increased 47.5% to $480.2 million driven by a 24.2% increase in comparable store sales and 115 net new store openings since the end of the first quarter of fiscal 2014. Wholesale net sales increased 40.0% to $406.8 million and licensing revenue increased 30.5% to $32.1 million.

•	Gross profit increased 43.9% to $571.6 million, and as a percentage of total revenue increased to 62.2% compared to 62.0% in the first quarter of fiscal 2014.

•	Income from operations was $276.8 million, or 30.1% as a percentage of total revenue, as compared to $197.6 million, or 30.8% as a percentage of total revenue, for the first quarter of fiscal 2014.

•	Net income was $187.7 million, or $0.91 per diluted share, based on 207.2 million weighted average diluted shares outstanding. Net income for the first quarter of fiscal 2014 was $125.0 million, or $0.61 per diluted share, based on 204.3 million weighted average diluted shares outstanding.

•	At June 28, 2014, the Company operated 443 retail stores, including concessions, compared to 328 retail stores, including concessions, at the end of the same prior-year period. The Company had 162 additional retail stores, including concessions, operated through licensing partners. Including licensed locations, there were 605 Michael Kors stores worldwide at the end of the first quarter of fiscal 2015.

Mr. Idol continued, “We saw continued strength across our retail, wholesale, and licensing segments, as well as in both the North American and International markets during the first quarter. In North America, revenue increased 30%, with comparable store sales growth of 18.7%. In addition, the 30% growth in our North American wholesale segment reflects ongoing momentum in our brand as well as the continued benefit from our shop-in-shop conversions. In Europe, we were extremely pleased with our revenue growth of 128%, which was driven by a comparable store sales increase of 54.2%, as well as strength in our wholesale business. Lastly, revenue in Japan increased 89%, driven by comparable store sales growth of 48.8%. We remain extremely excited about our future growth potential as we continue to solidify Michael Kors’ position as a leading global luxury lifestyle brand.”

Outlook

For the second quarter of fiscal 2015, the Company expects total revenue to be in the range of $950 million to $960 million. This assumes a comparable store sales increase in the high teens. Diluted earnings per share are expected to be in the range of $0.85 to $0.87 for the second quarter of fiscal 2015. This assumes 208.0 million weighted average diluted shares outstanding and a tax rate of approximately 32.5%.

For fiscal 2015, the Company now expects total revenue to be in the range of $4.25 billion to $4.35 billion. This assumes a comparable store sales increase in the high teens. Diluted earnings per share are now expected to be in the range of $4.00 to $4.05 for fiscal 2015. This assumes 208.4 million weighted average diluted shares outstanding and a tax rate of approximately 32.5%.

Conference Call Information

A conference call to discuss first quarter results is scheduled for today, August 4, 2014 at 8:00 a.m. EDT. A replay of the call will be available today at 11:00 a.m. EDT; to access the replay, dial 1-877-870-5176 for domestic callers or dial 1-858 384-5517 for international callers and enter access code 2709835. The conference call will also be webcast live in the investor relations section of www.michaelkors.com. The webcast will be accessible on the website for approximately 90 days after the call.

About Michael Kors

Michael Kors is a world-renowned, award-winning designer of luxury accessories and ready to wear. His namesake company, established in 1981, currently produces a range of products through his Michael Kors and MICHAEL Michael Kors labels, including accessories, footwear, watches, jewelry, men’s and women’s ready to wear, and a full line of fragrance products. Michael Kors stores are operated, either directly or through licensing partners, in some of the most prestigious cities in the world, including New York, Beverly Hills, Chicago, London, Milan, Paris, Munich, Istanbul, Dubai, Seoul, Tokyo and Hong Kong.

Forward Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements include information concerning the Company’s possible or assumed future results of operations, including descriptions of its business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. The forward-looking statements contained in this press release are based on assumptions that the Company has made in light of management’s experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that it believes are appropriate under the circumstances. You should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results or results of operations and could cause actual results to differ materially from those in these forward-looking statements. These factors are more fully discussed in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2014 (File No. 001-35368), filed on May 28, 2014 with the U.S. Securities and Exchange Commission.

CONTACTS:

Investor Relations:

ICR, Inc.

Jean Fontana/Megan Crudele

646-277-1214

jean.fontana@icrinc.com

Media:

ICR, Inc.

Alecia Pulman/Brittany Fraser

646-277-1231

KorsPR@icrinc.com

SCHEDULE 1

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	June 28, 2014	June 29, 2013

Net sales	$887,037	$616,248
Licensing revenue	32,117	24,611

Total revenue	919,154	640,859
Cost of goods sold	347,521	243,588

Gross profit	571,633	397,271
Total operating expenses	294,862	199,709

Income from operations	276,771	197,562
Other expense, net	505	—
Interest (income) expense, net	(41)	170
Foreign currency loss	305	258

Income before provision for income taxes	276,002	197,134
Provision for income taxes	88,286	72,138

Net income	$187,716	$124,996

Weighted average ordinary shares outstanding:
Basic	203,749,572	201,208,189
Diluted	207,176,243	204,336,124

Net income per ordinary share:
Basic	$0.92	$0.62
Diluted	$0.91	$0.61

Statements of Comprehensive Income:
Net income	$187,716	$124,996
Foreign currency translation adjustments	3,067	(1,358)
Net realized and unrealized gains (losses) on derivatives	1,464	(621)

Comprehensive income	$192,247	$123,017

SCHEDULE 2

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 28, 2014	March 29, 2014	June 29, 2013
Assets
Current assets
Cash and cash equivalents	$1,125,037	$955,145	$639,156
Receivables, net	229,106	314,055	170,391
Inventories	527,254	426,938	319,459
Deferred tax assets	28,795	30,539	8,683
Prepaid expenses and other current assets	54,550	50,492	36,523

Total current assets	1,964,742	1,777,169	1,174,212
Property and equipment, net	404,018	350,678	258,021
Intangible assets, net	50,602	48,034	26,541
Goodwill	14,005	14,005	14,005
Deferred tax assets	3,662	3,662	5,191
Other assets	25,330	23,425	18,875

Total assets	$2,462,359	$2,216,973	$1,496,845

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$140,340	$131,953	104,647
Accrued payroll and payroll related expenses	34,762	54,703	20,822
Accrued income taxes	63,631	47,385	33,244
Accrued expenses and other current liabilities	83,896	74,329	50,427

Total current liabilities	322,629	308,370	209,140
Deferred rent	85,718	76,785	60,756
Deferred tax liabilities	3,478	5,887	15,288
Other long-term liabilities	21,180	19,800	11,145

Total liabilities	433,005	410,842	296,329
Commitments and contingencies
Shareholders’ equity
Ordinary shares, no par value; 650,000,000 shares authorized, and 205,248,311 shares issued and outstanding at June 28, 2014, 204,291,345 shares issued and outstanding at March 29, 2014, and 202,811,756 shares issued and outstanding at June 29, 2013	—	—	—
Treasury shares, at cost (40,787 shares at June 28, 2014 and 29,765 shares at March 29, 2014)	(3,484)	(2,447)	—
Additional paid-in capital	559,226	527,213	454,707
Accumulated other comprehensive loss	(1,842)	(6,373)	(5,440)
Retained earnings	1,475,454	1,287,738	751,249

Total shareholders’ equity	2,029,354	1,806,131	1,200,516

Total liabilities and shareholders’ equity	$2,462,359	$2,216,973	$1,496,845

SCHEDULE 3

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED SEGMENT DATA

(In thousands)

(Unaudited)

	Three Months Ended
	June 28, 2014	June 29, 2013
Revenue by Region:
North America (U.S. and Canada)	$718,889	$551,554
Europe	185,497	81,479
Other Regions	14,768	7,826

Total Revenue:	$919,154	$640,859

Revenue by Segment:
Net sales :Retail	$480,242	$325,672
Wholesale	406,795	290,576
Licensing	32,117	24,611

Total Revenue:	$919,154	$640,859

Income from Operations:
Retail	$142,689	$103,114
Wholesale	117,652	81,046
Licensing	16,430	13,402

Total Income from Operations	$276,771	$197,562